Exhibit 99.1

Key Messages regarding the proposed acquisition of Syngenta by ChemChina

(for use at key tradeshows with media and customers)

ChemChina has made an offer to acquire Syngenta, which has the unanimous recommendation of our Board of Directors.

The deal could be concluded by the end of the year, subject to shareholder acceptance and regulatory approvals.

The terms of this agreement will enable Syngenta to remain Syngenta. We retain our name, management/team, broad product portfolio and geographic presence.

In the U.S., there will be no changes due to this transaction. We are committed to ensure it will be business as usual for our customers, business partners, employees, stakeholders and the communities we serve.

We are committed to helping our customers succeed – we succeed only when our customers are successful.

This is different from some other strategic transactions. Because Syngenta remains Syngenta this opportunity is good for:

•	Farmers keep a trusted provider, which maintains:

o	choice and competition within the industry for quality products and services during a time when others are merging

o	robust pipeline of innovation

o	continued R&D investment

•	Communities keep local Syngenta operations and employees, maintaining positive economic impact across the country, especially in rural areas.

•	Ag industry keeps a strong supporter of many commodity and other ag groups.

•	Universities keep collaboration and funding for continued learning and research.

•	Syngenta talent – our employees – stay focused on delivering for our customers and innovating for the future.

•	Shareholders – many who are customers and employees – realize significantly increased value from their investment.

We are excited about the opportunities this agreement is expected to create. This allows us to focus clearly on further developing strong partnerships and doing all that we can to ensure integrated crop solutions remain vibrant, healthy and competitive.

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ChemChina and Syngenta are highly complementary with little overlap and will continue to provide customers, including those in the U.S., with the choice and quality they have come to expect.

ChemChina is committed to maintaining the highest governance standards with a view to an IPO of the business in the years to come.

The commitments of The Good Growth Plan have been explicitly endorsed by ChemChina. The Good Growth Plan and The Syngenta Foundation for Sustainable Agriculture will continue to form an integral part of Syngenta’s strategy

Viptera litigation

The deal does not impact the litigation, the cases proceed. However, Syngenta continues to believe the lawsuits are without merit and we will continue to defend the rights of American farmers to have access to safe, effective, U.S.-approved technologies like Agrisure Viptera.

We think everyone who is interested deserves a place to go for information about Agrisure Viptera® and the Viptera China lawsuits so they can draw their own conclusions about these important issues. We encourage those interested to visit www.VipteraChinaFacts.com as an information resource, as we believe the lawsuits are without merit and that the facts show we launched Agrisure Viptera appropriately.

Duracade and other traits

Syngenta will continue to follow the set regulatory process in countries for cultivation and/or imports of GE products.

Transaction Regulatory review

As you can imagine, both companies are going through the normal regulatory approvals process associated with a transaction of this kind.

The companies are committed to proactively engaging with the CFIUS agencies on the transaction and have very cooperative working relationships with the agencies.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE

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COMMISSION (“SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 12, 2015, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

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